Exhibit 3.12

CERTIFICATE OF FORMATION

OF

KAISER ALUMINUM WASHINGTON, LLC

This Certificate of Formation (this “Certificate”) of Kaiser Aluminum Washington, LLC is made pursuant to Section 18-201 and Section 18-204 of the Delaware Limited Liability Company Act (the “Act”) and is hereby filed with the Secretary of State of Delaware pursuant to Section 18-206 of the Act.

The undersigned does hereby certify that:

1. Name. The name of the limited liability company is Kaiser Aluminum Washington, LLC.

2. Registered Office and Registered Agent. The address of the registered office of the limited liability company is Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801. The name of the limited liability company’s registered agent at that address is The Corporation Trust Company.

* * *

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Kaiser Aluminum Washington, LLC on November 3, 2010, to be effective on the date this Certificate of Formation is filed with the Secretary of State of the State of Delaware.

/s/ Cherrie I. Tsai
Cherrie I. Tsai, Authorized Person